Exhibit 99.1

Vonage Reports Full Year Adjusted EBITDA of $144 Million, up 16% on Revenue of $895 Million; Full Year Vonage Business Revenue Increased 132% to $219 Million;
Fourth Quarter Consolidated Revenue of $230 Million, Driven by $71 Million of Business Revenue; Fourth Quarter Business Revenue Churn of 1.1%

Holmdel, NJ, February 11, 2016 - Vonage Holdings Corp. (NYSE: VG), a leading provider of cloud communications services for businesses and consumers, today announced results for the fourth quarter and full year ended December 31, 2015.
Summary of Full Year 2015 Results
“We made enormous progress optimizing the profitability of Consumer Services while successfully pivoting to the Unified Communications for Business market,” said Alan Masarek, Chief Executive Officer of Vonage. “During the year, we successfully integrated the five companies we acquired over the last two years and built the industry’s broadest multi-channel sales distribution platform to address the full spectrum of the business market. Vonage Business now has a scalable, efficient platform capable of supporting continued rapid organic growth while successfully absorbing future acquisitions.”
Mr. Masarek continued, “I’m particularly proud of the stellar financial results we delivered in parallel with the operational improvements, acquisition integrations, and foundation building we completed. We generated consolidated revenue growth for the second consecutive year, and EBITDA was the highest in four years.”
For the full year 2015, Vonage reported revenue of $895 million, up from $869 million in the prior year. Income from operations was $53 million, down from $58 million in the prior year. Vonage Business revenue was $219 million, up from $94 million in the prior year. Adjusted earnings before interest, taxes, depreciation and amortization1 (“adjusted EBITDA”) were $144 million, a 16% increase over the prior year. GAAP net income was $23 million or $0.11 per share, up from $20 million or $0.10 per share in 2014. Adjusted net income2 was $68 million or $0.32 per share, up from $60 million, or $0.28 per share in the prior year.
Fourth Quarter Consolidated Financial Results
For the fourth quarter of 2015, Vonage reported revenue of $230 million, up from $215 million in the year ago quarter. Adjusted EBITDA for the fourth quarter was $34 million, flat sequentially and down from $35 million in the year ago quarter. GAAP net income was $3 million, or $0.02 per share, flat sequentially and down from $6 million in the prior year period. Adjusted net income was $13 million or $0.06 per share, down from $19 million, or $0.09 per share in the year ago quarter.

Vonage Business Results

•	Revenue at Vonage Business was $71 million in the fourth quarter, up from $28 million in the year ago quarter, a 149% year-over-year increase on a GAAP basis.

•
Revenue churn at Vonage Business was 1.1% in the fourth quarter, down from 1.3% sequentially and 1.5% in the year ago quarter. This reduction in Business churn is the result of material improvements in customer retention, as well as the addition of iCore’s mid-market and enterprise customer base, which tends to have a lower churn profile.

•	Ending seats were 542,000, up from 311,000 seats in the year ago quarter, reflecting strong organic growth and the addition of SimpleSignal and iCore customers.
In 2015, Vonage significantly expanded its presence in the Enterprise segment. Vonage is uniquely positioned to serve the Enterprise market through the Company’s robust enterprise-grade solution, which includes Vonage’s private cloud and national MPLS network, with 21 Points-of-Presence (POPs) across the country, as well as the ability to integrate business workflow with a company's communications system. This combination enables Vonage to guarantee the Quality of Service (QoS) and Service Level Agreements (SLAs) needed to provide large enterprises with a reliable communications solution, while providing tools that increase employee productivity.
“According to Gartner, Enterprise spend on cloud-based telephony will grow at nearly 35% a year for the next several years. We are seeing that first-hand in our own client base and pipeline,” Mr. Masarek said. “We believe this demand is driven by greater adoption of cloud services and the efficiencies that enterprises are realizing by integrating their communications system with their everyday business workflow.”
Vonage has an established base of Enterprise customers, including WeWork, a market leading provider of shared workspace with nearly 80 locations across the globe. WeWork has deployed more than 4,500 seats already, and Vonage is pleased to be part of their growth plans as they expand into additional International markets, including in the UK, where Vonage recently migrated WeWork's multiple locations to the Vonage solution.
Consumer Services Results

•
Revenue in Consumer Services was $159 million in the fourth quarter, compared to $186 million in the prior year period, reflecting the Company’s decision to redeploy capital into the rapidly growing UCaaS for business sector and to optimize cash flow from this segment.

•	Consumer Services customer churn improved to 2.2% in the fourth quarter, down from 2.4% in the year ago quarter.

•	Average revenue per line (“ARPU”) in Consumer Services was $26.93, down from $28.06 in the year ago period.

•
Consumer Services net line losses were approximately 58,000, reflecting the Company’s continued focus on improving the quality of its customers to drive increased profitability. Consumer Services ended the fourth quarter with 1.9 million subscriber lines.

Patent Portfolio
Vonage continues to develop innovative technologies and to protect its valuable intellectual property. The Company was granted 14 new patents in the fourth quarter and now owns 105 U.S. patents, with 230 U.S. patent applications pending.
Share Repurchase
In 2015, Vonage purchased 3.3 million shares of stock for $15.2 million at an average price of $4.58. Since beginning its repurchase programs in August 2012, the Company has repurchased 48 million shares for $148 million through the end of 2015 at a highly accretive average price of $3.08. The Company’s repurchase activity is subject to change in the context of its overall capital deployment strategy as market conditions and acquisition opportunities may warrant. For example, the Company did not repurchase stock in the fourth quarter of 2015, but has repurchased 525,000 shares for $2.6 million, at an average price of $5.00 per share, thus far in the first quarter of 2016.
2016 Outlook
For 2016, the Company expects total revenue to be in the range of $905 million to $920 million. Within this, Vonage Business GAAP revenue is expected to grow roughly 50% from 2015 to 2016, prior to any additional acquisitions. The Company expects adjusted EBITDA to be at least $150 million. This revenue and adjusted EBITDA outlook reflects a disciplined approach to Consumer Services, and includes significant growth from, and material investment into, Vonage Business to drive growth in the UCaaS sector. The Company expects 2016 capital expenditures and software development to be approximately $38 million. This capital expenditure guidance is net of tenant improvement capital expenditures the Company is investing in its corporate headquarters in Holmdel, NJ, which are being refunded in cash by the building owner in connection with the long-term lease renewal. The majority of capital expenditures reflect investments to support the Company’s long-term growth objectives, including consolidating its U.S. data centers and other success-based capital projects. Revenue, EBITDA and capital expenditure guidance does not include the impact of potential acquisitions, which are an important component of the Company’s strategy.
Conference Call and Webcast
Management will host a webcast discussion of the fourth quarter and full year 2015 on Thursday, February 11, 2016 at 8:30 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay of the call and webcast will be available shortly after the conclusion of the call and may be accessed through Vonage's Investor Relations website at http://ir.vonage.com or by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is 31552769.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(unaudited)			(audited)
Statement of Operations Data:
Revenues	$230,124	$223,360	$214,533	$895,072	$868,854

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $6,724, $6,415, $4,449, $24,868, and $19,405, respectively)	68,513	67,193	56,546	261,768	231,383
Cost of goods sold	8,597	8,206	8,106	34,210	36,500
Sales and marketing	89,919	88,028	87,184	347,896	373,737
Engineering and development	6,921	6,830	6,386	27,220	20,869
General and administrative	29,897	28,860	25,494	109,153	98,780
Depreciation and amortization	17,979	15,446	12,468	61,833	49,514
	221,826	214,563	196,184	842,080	810,783
Income from operations	8,298	8,797	18,349	52,992	58,071
Other expense:
Interest income	24	24	48	89	207
Interest expense	(2,541)	(2,222)	(1,632)	(8,786)	(6,823)
Other (expense) income, net	(247)	(50)	(10)	(842)	11
	(2,764)	(2,248)	(1,594)	(9,539)	(6,605)
Income from continuing operation before income tax expense	5,534	6,549	16,755	43,453	51,466
Income tax expense	(2,128)	(3,116)	(6,749)	(18,418)	(21,759)
Income from continuing operations	3,406	3,433	10,006	25,035	29,707
Loss from discontinued operations	—	—	(4,512)	(1,615)	(10,260)
Loss on disposal, net of taxes	—	—	—	(824)	—
Discontinued operations	—	—	(4,512)	(2,439)	(10,260)
Net income	3,406	3,433	5,494	22,596	19,447
Plus: Net loss from discontinued operations attributable to noncontrolling interest	—	—	110	59	819
Net income attributable to Vonage	$3,406	$3,433	$5,604	$22,655	$20,266
Net income per common share - continuing operations:
Basic	$0.02	$0.02	$0.05	$0.12	$0.14
Diluted	$0.01	$0.02	$0.05	$0.11	$0.14
Net loss per common share - discontinued operations attributable to Vonage:
Basic	$—	$—	$(0.02)	$(0.01)	$(0.04)
Diluted	$—	$—	$(0.02)	$(0.01)	$(0.04)
Net income per common share - attributable to Vonage:
Basic	$0.02	$0.02	$0.03	$0.11	$0.10
Diluted	$0.01	$0.02	$0.03	$0.10	$0.09
Weighted-average common shares outstanding:
Basic	$213,864	$213,291	$207,176	$213,147	$209,822
Diluted	227,751	225,182	214,349	224,110	219,419

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
	(unaudited)			(audited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$46,105	$37,665	$31,309	$129,731	$92,542
Net cash used in investing activities	(14,413)	(101,148)	(97,691)	(152,696)	(118,528)
Net cash provided by (used in) financing activities	(33,622)	74,926	48,940	40,205	(14,239)
Capital expenditures, intangible assets, and development of software assets	(13,996)	(9,508)	(7,050)	(34,006)	(24,255)

	For the years ended December 31,
	2015	2014
	(audited)	(revised) (1)
Balance Sheet Data:
Cash and cash equivalents	$57,726	$40,797
Marketable securities	9,908	7,162
Restricted cash	2,587	3,405
Accounts receivable, net of allowance	19,913	17,832
Inventory, net of allowance	5,542	10,081
Prepaid expenses and other current assets	15,659	12,665
Deferred customer acquisition costs	4,505	4,941
Property and equipment, net	49,483	49,630
Goodwill	222,106	142,544
Software, net	20,710	18,624
Debt related costs, net	2,053	1,183
Intangible assets, net	138,199	110,832
Total deferred tax assets, including current portion, net	226,572	247,016
Other assets	9,603	7,748
Total assets	$784,566	$674,460
Accounts payable and accrued expenses	$138,925	$126,886
Deferred revenue	33,456	36,425
Total notes payable and indebtedness under revolving credit facility, including current portion	210,392	156,032
Capital lease obligations	7,761	10,201
Other liabilities	5,291	1,419
Total liabilities	$395,825	$330,963
Total stockholders' equity	$388,741	$343,497

(1) December 31, 2014 balance sheet data has been revised to reflect

•
the allocation of the purchase price for Telesphere based upon completion of our valuation analysis of intangible assets to record identified intangible assets of $50,925 with a corresponding reduction to goodwill.

•
the adoption of ASU 2015-03 and 2015-15 in the third quarter of 2015 to record the debt issuance costs related to our note as a direct deduction from the face amount of the note of $968 with a corresponding reduction to debt related cost.

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)
The table below includes key operating data that our management uses to measure the growth and operating performance of the consumer focused portion of our business:

Consumer	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Revenues	$159,175	$166,285	$186,088	$676,046	$774,410
Average monthly revenues per line	$26.93	$27.38	$28.06	$27.58	$28.64
Subscriber lines (at period end)	1,940,825	1,998,982	2,144,681	1,940,825	2,144,681
Customer churn (1)	2.2%	2.3%	2.4%	2.3%	2.6%

(1)
Customer churn differs from our previously reported Average Monthly Customer Churn in that our business customers are no longer included in this metric.  In addition, in the course of developing the customer churn metric, the Company determined that the calculation used for the previously reported consolidated Average Monthly Customer Churn metric utilized a lower number of customer accounts for certain reporting periods, resulting in an immaterial overstatement of churn in certain prior periods.

The table below includes key operating data that our management uses to measure the growth and operating performance of the business focused portion of our business:

Business	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Revenues	$70,949	$57,075	$28,445	$219,026	$94,444
Average monthly revenues per seat	$44.79	$41.56	$34.28	$42.79	$32.44
Seats (at period end)	541,884	514,184	311,193	541,884	311,193
Revenue churn	1.1%	1.3%	1.5%	1.2%	1.2%

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA AND TO ADJUSTED EBITDA MINUS CAPEX
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Income from operations	$8,298	$8,797	$18,349	$52,992	$58,071
Depreciation and amortization	17,979	15,446	12,468	61,833	49,514
Share-based expense	7,460	7,889	4,171	27,541	21,070
Acquisition related costs	71	1,854	2,446	2,610	2,566
Loss from discontinued operation, excluding income tax	—	—	(4,512)	(1,615)	(10,259)
Depreciation from discontinued operation	—	—	1,789	132	1,878
Net loss attributable to noncontrolling interest	—	—	110	59	819
Adjusted EBITDA	$33,808	$33,986	$34,821	$143,552	$123,659
Less:
Capital expenditures	$(7,745)	$(4,618)	$(5,200)	$(17,323)	$(12,436)
Intangible assets	$—	$(2,500)	$—	$(2,500)	$—
Acquisition and development of software assets	$(6,251)	$(2,390)	$(1,850)	$(14,183)	$(11,819)
Adjusted EBITDA Minus Capex	$19,812	$24,478	$27,771	$109,546	$99,404

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE TO
NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net income attributable to Vonage	$3,406	$3,433	$5,604	$22,655	$20,266
Amortization of acquisition - related intangibles	7,880	6,023	3,748	24,592	15,036
Acquisition related costs	71	1,854	2,446	2,610	2,566
Income tax expense	2,128	3,116	6,749	18,418	21,759
Net income attributable to Vonage excluding adjustments	$13,485	$14,426	$18,547	$68,275	$59,627
Net income attributable to Vonage per common share:
Basic	$0.02	$0.02	$0.03	$0.11	$0.10
Diluted	$0.01	$0.02	$0.03	$0.10	$0.09
Weighted-average common shares outstanding:
Basic	213,864	213,291	207,176	213,147	209,822
Diluted	227,751	225,182	214,349	224,110	219,419
Net income attributable to Vonage excluding adjustments per common share, excluding adjustments:
Basic	$0.06	$0.07	$0.09	$0.32	$0.28
Diluted	$0.06	$0.06	$0.09	$0.30	$0.27
Weighted-average common shares outstanding:
Basic	213,864	213,291	207,176	213,147	209,822
Diluted	227,751	225,182	214,349	224,110	219,419

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			For the Years Ended
	December 31,	September 30,	December 31,	December 31,
	2015	2015	2014	2015	2014
Net cash provided by operating activities	$46,105	$37,665	$31,309	$129,731	$92,542
Less:
Capital expenditures	(7,745)	(4,618)	(5,200)	(17,323)	(12,436)
Intangible assets	—	(2,500)	—	(2,500)	—
Acquisition and development of software assets	(6,251)	(2,390)	(1,850)	(14,183)	(11,819)
Free cash flow	$32,109	$28,157	$24,259	$95,725	$68,287

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE, INDEBTEDNESS UNDER REVOLVING CREDIT FACILITY, AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	For the years ended December 31,
	2015	2014

Current maturities of capital lease obligations	$4,398	$3,365
Current portion of notes payable	15,000	20,000
Notes payable and indebtedness under revolving credit facility, net of current maturities and debt related costs	195,392	136,032
Unamortized debt related costs	1,108	968
Capital lease obligations, net of current maturities	3,363	6,836
Gross debt	219,261	167,201
Less:
Unrestricted cash and marketable securities	67,634	47,959
Net debt	$151,627	$119,242

About Vonage
Vonage (NYSE: VG) is a leading provider of cloud communications services for businesses and consumers. The Company provides a robust suite of feature-rich business and residential communication solutions that offer flexibility, portability and ease-of-use across multiple devices designed to meet the needs of a wide range of customers. Vonage's portfolio of business products covers the full spectrum of business communications needs, serving single-person companies to those with thousands of employees spread over multiple locations. Vonage provides bring-your-own-broadband (BYOB) cloud products and those that offer carrier-grade reliability and Quality of Service (QoS) across BYOB options and the Company's private, national MPLS IP network, as well as integration with industry-leading CRM and business workflow applications. In 2015, the Company was named a Visionary in the Gartner Magic Quadrant for Unified Communications as-a-Service, Worldwide, and also earned the Frost & Sullivan Growth Excellence Leadership Award for Hosted IP and Unified Communications and Collaboration (UCC) Services. For more information, visit www.vonage.com.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
To follow Vonage on Twitter, please visit www.twitter.com/vonage. To become a fan on Facebook, go to www.facebook.com/vonage. To subscribe on YouTube, visit www.youtube.com/vonage.
Investor Contact: Hunter Blankenbaker 732.444.4926; hunter.blankenbaker@vonage.com
Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com
Use of Non-GAAP Financial Measures
This press release includes measures defined as non-GAAP financial measures by the Securities and Exchange Commission, including: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), adjusted EBITDA less Capex, adjusted net income, net debt (cash) and free cash flow.
Adjusted EBITDA
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, loss from discontinued operation, depreciation from discontinued operation, and net loss attributable to noncontrolling interest.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of one-time acquisition related costs, and of loss from discontinued operation, depreciation from discontinued operation, and net loss attributable to our noncontrolling interest, each of which relate to one time effects caused by the termination of our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
Adjusted EBITDA less Capex
Vonage uses adjusted EBITDA less Capex as an indicator of the operating performance of its business. The Company provides information relating to its adjusted EBITDA less Capex so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA less Capex are valuable indicators of the operating performance of the Company on a consolidated basis because they provide our investors with insight into current performance and period-to-period performance regarding the Company's ability to generate cash from continuing operations.
Adjusted net income
Vonage defines adjusted net income, as GAAP net income (loss) excluding amortization of acquisition-related intangible assets, acquisition-related costs, and income tax expense.
The Company has excluded amortization of acquisition-related intangible assets, acquisition-related costs, and income tax expense from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, amortization of acquisition-related intangible assets which is a non-cash item, and one-time acquisition-related costs.
Net debt (cash)
Vonage defines net debt (cash) as the current maturities of capital lease obligations, current portion of notes payable, notes payable and indebtedness under revolving credit facility, net of current maturities and debt related costs, and capital lease obligations, net of current maturities, less unrestricted cash and marketable securities.

Vonage uses net debt (cash) as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures, purchase of intangible assets, and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Safe Harbor Statement
This press release contains forward-looking statements, including statements about acquisitions, acquisition integration, growth, growth priorities or plans, revenues, adjusted EBITDA, churn, seats, lines or accounts, average revenue per user, cost of telephony services, the Company’s share repurchase plan, capital expenditures, new products and related investment, and other statements that are not historical facts or information, that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition we face; the expansion of competition in the unified communications market; our ability to adapt to rapid changes in the market for voice and messaging services; our ability to retain customers and attract new customers; security breaches and other compromises of information security; the risk associated with developing and maintaining effective internal sales teams; the risk associated with developing and maintaining effective distribution channels; risks associated with sales of our UCaaS services to medium-sized and enterprise customers; risks related to the acquisition or integration of future businesses; our dependence on third party facilities, equipment, systems and services; system disruptions or flaws in our technology and systems; our ability to scale our business and grow efficiently; our reliance on third party hardware and software; our dependence on third party vendors; the impact of fluctuations in economic conditions, particularly on our small and medium business customers; our ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against us; failure to protect our trademarks and internally developed software; obligations and restrictions associated with data privacy; uncertainties relating to regulation of VoIP services; results of regulatory inquiries into our business practices; fraudulent use of our name or services; our ability to establish and expand strategic alliances; risks associated with operating abroad; liability under anti-corruption laws; governmental regulation and taxes in our international operations; our dependence upon key personnel; our dependence on our customers' existing broadband connections; restrictions in our debt agreements that may limit our operating flexibility; our ability to obtain additional financing if required; any reinstatement of holdbacks by our vendors; our history of net losses and ability to achieve consistent profitability in the future; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage’s Annual Report on Form 10-K for the year ended December 31, 2014, in the Company’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  While the Company may elect to update forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views as of any date subsequent to today.